Exhibit 10.3
FUEL TECH, INC.
EMPLOYMENT AGREEMENT — GENERAL
This Employment Agreement (“Agreement”) is made as of October 2, 2008 between Fuel Tech, Inc., a Delaware corporation (the “Company”) with offices at 27601 Bella Vista Parkway, Warrenville, Illinois 60555 , and Volker Rummenhohl (“Employee”).
The Company is a leader in air pollution control and the development and use of specialty chemicals for improving the efficiency, reliability, and environmental status of plants operating in the electric utility, industrial, pulp and paper, and waste-to-energy markets. The Company has invested considerable time and expense to develop and protect its goodwill, customer relationships, and Confidential Information (as defined below). Employee understands and agrees that the provisions of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company.
In consideration of the Company’s employment of Employee, the compensation and benefits provided to Employee, and Employee’s access to Confidential Information, the Company and Employee agree as follows:
1. Employment Status. Employment with the Company is contingent on Employee signing this Agreement. Employee shall also be entitled to participate in such benefits as the Company provides to its employees generally.
No statement in this Employment Agreement shall be construed to grant Employee an employment contract of fixed duration, as altering the at-will employment relationship with Employee, or as a limitation, either express or implied, on the Company’s right to discipline or discharge employee. Either Employee or the Company may terminate the employment relationship at any time, for any reason, with or without notice and with or without cause.
2. Best Efforts; Duty of Loyalty. During Employee’s employment, Employee agrees to use his/her best efforts and to faithfully and diligently perform Employee’s duties, to act in the Company’s best interests at all times, and to abide by all of the Company’s policies, procedures, and guidelines (including, without limitation, the Company’s policies, procedures and guidelines set forth in the Company’s Code of Business Ethics and Conduct, and the Company’s Employee Handbook) as well as all applicable federal, state, and local laws, regulations, and ordinances. The Company reserves the right, in its sole discretion, to change any such policies, procedures, or guidelines, in whole or in part, at any time in the future, with or without notice to Employee.
3. Developments. Employee shall disclose promptly and completely to the Company in writing, and shall respond to all inquiries by the Company about, whether during or after employment, all inventions, programs, processes, software, data, formulae, trade secrets, ideas, concepts, discoveries and developments, whether patentable or not, that during employment Employee may make, conceive, reduce to writing or other storage media, or with respect to which Employee shall acquire the right to grant licenses or to become licensed, either solely or jointly with others, and that: (a) relate to any subject matter with which Employee’s work for the Company may be concerned; (b) relate to or are concerned with the business, products or projects of the Company or that of its customers; or (c) involve the use of the Company’s time, material or facilities (“Developments”).
Employee agrees that all Developments are and shall remain the sole and absolute property of the Company or its nominees. Employee will not withhold Developments from the Company for the use or benefit of Employee or any other person or Company after Employee’s employment terminates.
4. Copyrights. Employee agrees that all writings, illustrations, models, pictures, software, and other such materials and original works of authorship (“Works”) created or produced by Employee during the term of his employment with the Company and relating to his/her employment with the Company shall be a work made for hire under U.S. copyright laws and shall be at all times the sole and absolute property of the Company or its nominees. To the extent that such Works are not works made for hire under the U.S. copyright laws, then Employee grants, assigns, and transfers to the Company any and all rights (including but not limited to copyrights) in all such Works.

5. Assignment. At all times during and after Employee’s employment with the Company and at no expense to Employee, Employee shall execute and deliver such assignments and other documents as may be reasonably requested by the Company to obtain or uphold for the benefit of the Company, patents, trademarks, and copyrights in any and all countries for Developments, whether or not Employee is the inventor or creator thereof. The Company shall be the sole and absolute owner of any resulting patents, trademarks, and copyrights for Developments.
6. Development Exclusions. This Agreement does not apply to a Development or Work that was developed entirely on Employees’ own time and that used no equipment, facility, supplies or trade secret information of the Company and (a) that does not result from any work performed by Employee for the Company or (b) that does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research or development.
7. Development Compensation. Employee shall receive no compensation for actions required of Employee under the requirements of Sections 3 and 4 and 5 above whether during or after termination of employment, provided, however, that Employee shall be reimbursed by the Company for any of Employee’s reasonable out of pocket expenses necessarily arising out of such actions and such expenses are approved in advance by the Company.
8. Confidentiality; Non-Use. Employee agrees, at all times, to hold in trust and confidence all Confidential Information, as defined below, that Employee has acquired or may acquire during Employee’s employment with the Company. The term “Confidential Information” means any information (whether or not specifically labeled or identified as “confidential”), in any form or medium, that is disclosed to, developed, or learned by Employee during his/her employment, that relates to the business, services, techniques, know-how, processes, methods, formulations, investments, finances, operations, plans, research or development of the Company, and that is not generally known outside of the Company. Confidential Information includes, but is not limited to: the identity and information concerning the needs and preferences of current, former, and prospective customers; performance, compensation, and other personnel data concerning employees of the Company; business plans and strategies; plans for recruiting and hiring new personnel; trade secrets; and pricing strategies and policies. Confidential Information does not include the general skills, knowledge, and experience gained during Employees employment and common to others in the industry or information that is or becomes publicly available without any breach by Employee of this Agreement. Employee agrees that at all times both during and after his/her employment, Employee will not, without the Company’s express written permission, use Confidential Information for Employee’s own benefit or the benefit of any other person or entity or disclose Confidential Information to any person other than (a) in the case of disclosures made while Employee is employed by the Company, persons to whom disclosure is required in connection with the performance of Employee’s duties for the Company or (b) any disclosure requested by a court or regulatory authority with jurisdiction over the subject matter, in which event Employee agrees promptly to notify the Company in advance of and cooperate with the Company in any efforts to suppress or limit such disclosure.
9. Company Property. Employee shall carefully preserve the Company’s property and not convert it to personal use. At the termination of Employee’s employment or at any other time requested by the Company, Employee shall return to the Company any and all Company property entrusted to Employee, including without limiting the generality of the foregoing, all notes, correspondence, books, laboratory logs, computer disks and tapes or other data storage media, engineering records, drawings, keys, key cards, credit cards, telephone cards, computers, equipment and vehicles.
10. Misuse of Third Party Information. Employee agrees that Employee will not directly or indirectly use for the Company’s benefit any confidential or trade secret information of any other entity, including former employers. Employee understands that any disclosure by him/her of another’s confidential or trade secret information to the Company is strictly prohibited and will be grounds for disciplinary action including, but not limited to, termination. Employee understands that the prohibition in this section does not apply if the Company has acquired the right to use such information.
11. Communications to Third Parties. Both during and after Employee’s employment with the Company, Employee agrees not to make any oral or written statement at any time to any third party that disparages, defames, or reflects adversely upon the Company, any affiliate of the Company, or any employee of the Company.

12. Cooperation. Following the termination of Employee’s employment for any reason, Employee agrees to cooperate with and assist the Company in any manner the Company reasonably may request, including, but not limited to, meeting with and fully and truthfully answering the questions of the Company or its counsel in connection with any actual or potential litigation or other legal matter, and testifying and preparing to testify at any deposition or trial.
13. Employee Disputes. Except as otherwise provided in this section, any controversy or claim between Employee and the Company arising out of or relating to Employee’s employment or termination of employment or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration will be conducted within the district of the federal district court with jurisdiction over Employee’s most recent place of employment with the Company (for outside sales employees, this would be Employee’s most recent residence during his/her employment) and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated, except in the event of any conflict with applicable law or the terms of this section, in which case applicable law will take precedence under all circumstances and the terms of this Agreement will take precedence over the AAA rules. The arbitrator will render a written decision to the parties setting forth the rationale for any award. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be allocated pursuant to the AAA rules or, in the absence of any rules covering such costs, will be shared equally between the parties. Each party will bear its or his/her own travel expenses and attorneys’ fees. A judgment may be entered upon the arbitrator’s decision and the decision will be enforceable by any court having jurisdiction thereof. In any situation in which emergency injunctive relief may be necessary, either party may seek such relief from a court until such time as the arbitrator is able to address the matter covered by this section.
14. Waiver of Jury Trial. If notwithstanding the preceding section, either party files, and is allowed by the courts to prosecute, a court action on a dispute between Employee and the Company, the plaintiff in such an action agrees not to request, and hereby waives his/her or its right to, a trial by jury.
15. Law. This Agreement and any disputes arising between the Company and Employee shall be interpreted and governed by the law of the State of Illinois.
16. Entire Agreement; Waiver. This Agreement supersedes any and all prior agreements that Employee has entered into with the Company relating to the subject matter hereof. This Agreement may not be amended, modified, superseded, canceled, or waived on behalf of the Company except by a written instrument signed by a properly authorized representative of the Company. No waiver by the Company of the breach of any provision of this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such breach or as a waiver of any breach of any other provisions of this Agreement. The failure of the Company at any time or times to require performance of any provision of this Agreement shall in no manner affect the Company’s right to enforce the same at a later time. This Agreement shall not limit in any way any rights or remedies the Company may have under the common law or any statute to protect the Company’s trade secrets and other Confidential Information.
17. Severability. If a court determines that any provision contained in this Agreement is unenforceable in any respect, then the effect of such provision will be limited and restricted so as to permit the provision to be enforceable to the maximum extent permitted by law or, if that is not possible, such provision will be removed from this Agreement. In either case, this Agreement should be interpreted, even if modified, to achieve the full intent expressed, and the other provisions of this Agreement will remain in force and unmodified and will be enforced as written.
18. Injunctive Relief. Because money damages for the breach or threatened breach of Employee’s obligations under this Agreement may be inadequate to compensate the Company fully for the harm it has suffered or will suffer, the Company may seek injunctive relief (a court order preventing Employee from doing something) or specific performance (a court order compelling Employee to do something) or other remedies “in equity” for such a breach or threatened breach, without first being obligated to post any bond or to show actual damages. In addition, the Company may obtain any other remedies available at law, in equity or under this Agreement. In connection with any claim based on a breach or threatened breach of this Agreement, the prevailing party shall be entitled to payment of its reasonable attorneys’ fees and costs by the non-prevailing party.

19. Survival of Obligations; Successors and Assigns. Employee further agrees that termination of his/her employment by the Company for any reason whatsoever, with or without cause, shall not affect his/her obligations under this Agreement, and that the undertakings and obligations set forth in this Agreement shall be an obligation of Employee’s executors, administrators, or other legal representatives. This Agreement may be assigned by the Company to, and is intended for the benefit of, any successor to all or part of the Company’s business as well as any affiliate of the Company for which the Employee may become employed or render services.
IN WITNESS WHEREOF, the parties have signed this four page Agreement as of the day and year first written above.

/s/ Volker Rummenhohl	/s/ Gina Wesanko
Employee	Witness

Gina Wesanko
Name (Please print or type)

FUEL TECH, INC.

By:	/s/ John F. Norris Jr.
Title:	CEO and President

4